EX-99.h.1.a

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Trust Asset Level	Percentage of Net Assets
First $500 million	0.065%
$Over 500 million to $2 billion	0.045%
Over $2 billion	0.02%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.

Funds of the Trust

Aberdeen U.S. Equity Fund
Aberdeen Global Equity Fund
Aberdeen China Opportunities Fund
Aberdeen Emerging Markets Fund
Aberdeen Emerging Markets Institutional Fund
Aberdeen International Equity Fund
Aberdeen International Equity Institutional Fund
Aberdeen Equity Long-Short Fund
Aberdeen Global Financial Services Fund
Aberdeen Global Natural Resources Fund
Aberdeen Optimal Allocations Fund: Growth
Aberdeen Optimal Allocations Fund: Moderate Growth
Aberdeen Optimal Allocations Fund: Moderate

Aberdeen Optimal Allocations Fund: Defensive
Aberdeen Optimal Allocations Fund: Specialty
Aberdeen Small Cap Fund
Aberdeen Global Small Cap Fund
Aberdeen Asia Pacific (ex-Japan) Equity Institutional Fund
Aberdeen Global Fixed Income Fund
Aberdeen Asia Bond Institutional Fund
Aberdeen Tax-Free Income Fund
Aberdeen Core Fixed Income Fund
Aberdeen Core Plus Income Fund
Aberdeen Global High Yield Bond Fund
Aberdeen Emerging Markets Debt Local Currency Fund
Aberdeen Ultra-Short Duration Bond Fund
Aberdeen Asia-Pacific Smaller Companies Fund

* As most recently approved at the March 8, 2011 Board Meeting.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President